Employment Agreement

This employment agreement ("Agreement") is between W Michael Bissonnette (MB and Colorado Income Holdings Inc. (CIH) and collectively as the "Parties."

CIH is hiring MB as executive vice president and director to perform the following services:

- Proposed Interim Financing Plan. In conjunction with CIH, MB will help in the preparation and execution of an interim financing plan for the next 12 months.
- Locate the optimum legal and accounting and audit resources for the execution of the offering documentation and assist in the negotiations for those services;
- Assist in the structuring and organization of an S-1 debt securities offering in the amount of $3 million;
- Assist in managing the implementation of the Offering;
- Integrate suggested revisions from comments related to this one filing.
- Provide introduction to CIH of potential investment funds of various kinds, individual angel investors and angel groups and others that may assist in the funding of CIH.

CIH will assist MB in its review of prepared reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of MB, to properly present CIH as an investment opportunity to potential investors.

This Agreement shall be effective upon its execution and shall remain in effect for 15 months from the date of signing and shall be non-cancelable by CIH.

In consideration of the Services, provided by MB as an officer and director, CIH shall pay MB a salary of $100,000 over the 15 month period. The salary will be deferred until funding is sufficant to cover MB proportionate salary.

Nothing in this Agreement shall be deemed to grant either Party any right or license to acquire or utilize any of the other Party's intellectual property, whether through performance of this Agreement or otherwise. No Party shall divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of the other Party obtained by it as a result of its engagement hereunder, unless authorized, in writing.

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The Parties hereby mutually agree and consent, at their individual sole cost and expense, to indemnify and hold each other harmless from any and all claims or liabilities brought against one, by individuals or entities not a party to this Agreement, including claims or liabilities of every kind, nature and description, fixed or contingent (including, without limitations, counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities), commencing or occurring as a result of or by reason of any untrue or misleading statement of a material fact, or omission of a material fact, or breach by or failure of the other to perform under any representation, covenant, or commitment made hereunder, or as a result of any misrepresentation made in this Agreement.

By: ______________________ Dated 6/22/13
Michael Bissonnette

Colorado Income Holdings Inc.

By: ______________________ Dated 6/22/13
Mike Bonn (CEO)

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